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                              AMENDED AND RESTATED
                               MULTIPLE CLASS PLAN
                             PURSUANT TO RULE 18F-3
                                       FOR
                            RESERVE TAX-EXEMPT TRUST

                           INTERSTATE TAX-EXEMPT FUND
                          INTERSTATE II TAX-EXEMPT FUND
                          CALIFORNIA II TAX-EXEMPT FUND
                           CONNECTICUT TAX-EXEMPT FUND
                             FLORIDA TAX-EXEMPT FUND
                          MASSACHUSETTS TAX-EXEMPT FUND
                            MICHIGAN TAX-EXEMPT FUND
                           NEW JERSEY TAX-EXEMPT FUND
                              OHIO TAX-EXEMPT FUND
                          PENNSYLVANIA TAX-EXEMPT FUND
                            VIRGINIA TAX-EXEMPT FUND

         WHEREAS, the Reserve Tax-Exempt Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of beneficial interest are divided among ten (11) separate series of Reserve Tax-Exempt Trust authorized and outstanding (Interstate, Interstate II, California II, Connecticut, Florida, Massachusetts, Michigan, New Jersey, Ohio, Pennsylvania and Virginia Tax-Exempt Funds) ;

         WHEREAS, the Trust desires to adopt, on behalf of the Interstate and Interstate II Tax-Exempt Funds, a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to the Fund; and

         WHEREAS, the Trust employs Reserve Management Company, Inc. (the "Adviser") as its investment manager and adviser and Resrv Partners, Inc., a wholly-owned subsidiary of the Adviser ("Distributor"), as distributor of the securities of which it is the issuer.

                  NOW, THEREFORE, the Trust hereby adopts, on behalf of the Fund, the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

                  1.  FEATURES OF THE CLASSES.
                  Interstate Tax-Exempt Fund. The Fund issues its shares of beneficial interest in 8 classes: "Class 8", "Class 15", "Class 25", "Class 35", "Class 45", "Treasurers Trust", "Class 75" and "Class R" shares. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in
         Section 3 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, shares of each class of a Fund shall have the features described in Sections 2, 3, 4 and 5 below.
                  Interstate Tax-Exempt II Fund. The Fund issues its shares of beneficial interest in 10 classes: "Class RA", "Class RB", "Class RC", "Class RD", "Class RE", "Class RF", "Class RG", "Class RH", "Class RI" and "Class RJ" shares. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend,


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         liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 3 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, shares of each class of a Fund shall have the features described in Sections 2, 3, 4 and 5 below.

                  2.  DISTRIBUTION PLAN.
                  Interstate Tax-Exempt Fund. The Trust has adopted a Distribution Plan with respect to the Class 75 and R shares of each Fund pursuant to Rule 12b-1 promulgated under the Securities Exchange Act of 1934. The Distribution Plan authorizes the Trust to make assistance payments to the Distributor for distribution services at an annual rate of up to 0.20% of the average daily net asset value attributable to the Class 75 and R shares of each Fund and further authorizes the Distributor to make assistance payments to brokers, financial institutions and other financial intermediaries for shareholder accounts as to which a payee has rendered distribution services to the Trust. Class 8,15, 25, 35, 45, and Treasurer's Trust shares of each Fund do not participate in the Distribution Plan.

                  Interstate Tax-Exempt II Fund. The Trust has adopted a Distribution Plan with respect to the "Class RA", "Class RB", "Class RC", "Class RD", "Class RE", "Class RF", "Class RG", "Class RH", "Class RI" and "Class RJ" shares of each Fund pursuant to Rule 12b-1 promulgated under the Securities Exchange Act of 1934. The Distribution Plan authorizes the Trust to make assistance payments to the Distributor for distribution services at an annual rate of up to 0.20% of the average daily net asset value attributable to the each class of shares of each Fund and further authorizes the Distributor to make assistance payments to brokers, financial institutions and other financial intermediaries for shareholder accounts as to which a payee has rendered distribution services to the Trust.

                  As used herein, the term "distribution services"' shall include services rendered by Distributor as distributor of the shares of a Fund in connection with any activities or expense primarily intended to result in the sale of shares of a Fund, including, but not limited to, compensation to registered representatives or other employees of Distributor or to other broker-dealers that have entered into an agreement with Distributor, compensation to and expenses of employees of Distributor who engage in or support distribution of the Funds' shares; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing.

                  3. ALLOCATION OF INCOME AND EXPENSE. (a) The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net asset value of each class of the Fund. These expenses include:

                        (1) Expenses incurred by the Trust (for example, fees of
                Trustees, auditors and LEGAL counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Trust Level Expenses"), and

                        (2) Expenses incurred by a Fund not attributable to any
                particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").


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                        (b) Expenses attributable to a particular class ("Class
          Expenses") shall be limited to: (i) payments made pursuant to a Distribution Plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class, and
          (viii) Trustees' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (the "Code").

                  Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the Act and the Code.

                  4. EXCHANGE PRIVILEGES. Shares of each Fund may be exchanged for shares in the Reserve money-market funds or for shares of the same class of any other Fund. The exchange privileges may be modified or terminated at any time, or from time to time, upon 60 days' notice to shareholders.

                  5. CONVERSION FEATURES. There shall be no conversion features associated with any of the classes of shares of any Fund.

                  6. QUARTERLY AND ANNUAL REPORTS. The Trustees shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph
         (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Trustees to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Trustees in the exercise of their fiduciary duties.

                  7. WAIVER OR REIMBURSEMENT OF EXPENSES. Expenses may be waived or reimbursed by any adviser to the Trust or any other provider of services to the Trust without the prior approval of the Trust's Board of Trustees.

                  8. EFFECTIVENESS OF PLAN. The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

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                  9. MATERIAL MODIFICATIONS. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 8 hereof.

                  10. LIMITATION OF LIABILITY. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

         IIN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Multiple Class Plan as of the 13th day of December, 2001, to be effective February 4, 2002.


                                  RESERVE TAX-EXEMPT TRUST

                                  By:
                                     --------------------------------
                                  Bruce R. Bent
                                  Chairman


                                  By:
                                     --------------------------------
                                  Bruce R. Bent II
                                  President


Attest:


--------------------------------
MaryKathleen F. Gaza
Secretary